Exhibit 33.2
Assertion on Compliance with Regulation AB Criteria
     Sallie Mae, Inc., (the “Asserting Party”), as Administrator and Servicer for the Platform trusts, is responsible for assessing compliance, as of December 31, 2006 and for the period January 1, 2006 through December 31, 2006 (the “Reporting Period”), with the servicing criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria set forth in (1) Item 1122(d)(1)(iii), (d)(2)(iii), (d)(2)(vi), (d)(3)(iii), (d)(4)(x), (d)(4)(xi), (d)(4)(xii) and (d)(4)(xiii) of Regulation AB which the Asserting Party has concluded are not applicable to the Platform and (2) Item 1122(d)(2)(ii) of Regulation AB which the Asserting Party has concluded is applicable to the Platform, but is not the responsibility of the Asserting Party. Such criteria, after giving effect to the exclusions identified above, are the “Applicable Servicing Criteria” related to the Asserting Party. The transactions covered by this report include all asset-backed securities transactions completed by the Asserting Party that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where related asset-backed securities were outstanding during the Reporting Period (the “Platform”) as listed in Appendix A.
     The Asserting Party has assessed compliance with the Applicable Servicing Criteria and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform as a whole.
     PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.
Sallie Mae, Inc., as Administrator and
Servicer for the Platform trusts
  /s/ C.E. Andrews
C.E. Andrews
Executive Vice President and Chief Financial Officer
March 23, 2007

Appendix A

Trust Name:	Date of Issuance:
SLM Student Loan Trust 2006-1	January 26, 2006
SLM Student Loan Trust 2006-2	February 23, 2006
SLM Student Loan Trust 2006-3	March 9, 2006
SLM Student Loan Trust 2006-4	April 20, 2006
SLM Student Loan Trust 2006-5	June 21, 2006
SLM Student Loan Trust 2006-6	July 20, 2006
SLM Student Loan Trust 2006-7	August 10, 2006
SLM Student Loan Trust 2006-8	September 14, 2006
SLM Student Loan Trust 2006-9	October 12, 2006
SLM Student Loan Trust 2006-10	November 30, 2006
SLM Private Credit Student Loan Trust 2006-A	April 6, 2006
SLM Private Credit Student Loan Trust 2006-B	June 8, 2006
SLM Private Credit Student Loan Trust 2006-C	September 28, 2006